Exhibit 99.1

Verisk Analytics, Inc., Reports Fourth-Quarter 2014 Financial Results
JERSEY CITY, N.J., February 24, 2015 — Verisk Analytics, Inc. (Nasdaq:VRSK), a leading source of information about risk, today announced results for the fiscal quarter and year ended December 31, 2014:
Financial Highlights

•
Total revenue from continuing operations increased 11.6% in the fourth quarter and 9.5% for fiscal year 2014. Excluding the impact of recent acquisitions, revenue from continuing operations grew 11.4% for fourth-quarter 2014 and 9.4% for fiscal year 2014. Revenue growth from continuing operations in the fourth quarter was driven by a 15.2% increase in Decision Analytics and 5.5% growth in Risk Assessment.

•
EBITDA from continuing operations increased 13.4% to $214.6 million for fourth-quarter 2014, with EBITDA margin, from continuing operations, of 46.2%. For fiscal year 2014, EBITDA from continuing operations increased 7.8% to $803.0 million, with EBITDA margin, from continuing operations, of 46.0%. Excluding professional services fees associated with the regulatory review of the EVT transaction and fourth-quarter Risk Assessment reorganization costs, EBITDA margin, from continuing operations, was 46.6% for fiscal year 2014.

•
Diluted GAAP earnings per share (diluted GAAP EPS) were $0.58 for fourth-quarter 2014. Diluted adjusted EPS from continuing operations were $0.65 for fourth-quarter 2014 versus $0.55 in fourth-quarter 2013, representing growth of 18.2%. For the fiscal year ended December 31, 2014, diluted GAAP EPS were $2.37 and diluted adjusted EPS from continuing operations were $2.40. Diluted adjusted EPS growth for fiscal year 2014 was 8.6%

•	Free cash flow for fiscal year 2014, adjusted for the sale of our mortgage services business, increased 3.4% to $329.5 million.

•
In fourth-quarter 2014, the company repurchased a total of $90.5 million under its ongoing repurchase program and also entered into an Accelerated Share Repurchase (ASR) of $500.0 million. For fiscal year 2014, in addition to the ASR, total open market repurchases were $275.4 million, and as of December 31, 2014, the company had $189.8 million remaining under its share repurchase authorization.

Scott Stephenson, president and chief executive officer, said, “Our fourth-quarter results were excellent, reflecting solid execution across our businesses. For the full year, all our major verticals delivered very strong growth, in line with our expectations. Our profitability in 2014 was good, even as we continued to invest in new and existing solutions and improved operational processes at Verisk Health.”
“We were very pleased to have returned capital to our shareholders in 2014 through share repurchases, including through the special accelerated share repurchase in December. We made several small acquisitions in 2014 related to our insurance, financial and emerging supply chain businesses and have ample capacity and interest in continuing our disciplined M&A agenda in addition to our organic growth opportunities,” concluded Stephenson.

Table 1: Summary of Results for 2014
(in thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2014	2013	Change	2014	2013	Change
Revenues from continuing operations	$464,864	$416,723	11.6%	$1,746,726	$1,595,703	9.5%
EBITDA from continuing operations	$214,582	$189,294	13.4%	$802,980	$744,807	7.8%
Net income	$97,370	$87,223	11.6%	$400,042	$348,380	14.8%
Adjusted net income from continuing operations	$108,145	$95,284	13.5%	$406,124	$381,833	6.4%
Diluted GAAP EPS	$0.58	$0.51	13.7%	$2.37	$2.02	17.3%
Diluted adjusted EPS from continuing operations	$0.65	$0.55	18.2%	$2.40	$2.21	8.6%

Revenue
Revenue from continuing operations grew 11.6% for the quarter ended December 31, 2014 and 9.5% for fiscal year 2014. Excluding the effect of recent acquisitions, revenue from continuing operations grew 11.4% and 9.4% for fourth-quarter and fiscal year 2014, respectively. For fourth-quarter 2014, Decision Analytics revenue from continuing operations represented approximately 65% of total revenue from continuing operations and 63% for fiscal year 2014.

Table 2A: Decision Analytics Revenues by Category
(in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2014	2013	Change	2014	2013	Change
Insurance	$155,000	$138,045	12.3%	$598,757	$539,150	11.1%
Financial services	28,652	22,888	25.2%	96,763	81,113	19.3%
Healthcare	94,740	77,790	21.8%	315,628	271,538	16.2%
Specialized markets	21,539	21,651	(0.5)%	84,926	85,626	(0.8)%
Total Decision Analytics	$299,931	$260,374	15.2%	$1,096,074	$977,427	12.1%

Within the Decision Analytics segment, revenue from continuing operations grew 15.2% for fourth-quarter 2014. Excluding the effect of recent acquisitions, Decision Analytics revenue from continuing operations grew 15.0% for fourth-quarter 2014. Revenue growth in the quarter was driven by strong performances in financial services and healthcare and very good growth in insurance.
Within the insurance category, revenue growth was 12.3% for the fourth quarter of 2014, driven by the increased adoption of existing and new solutions and annual invoice increases for certain solutions. Underwriting solutions led the growth, followed by catastrophe modeling and loss quantification solutions. Insurance fraud claims solutions also contributed to growth.
In the financial services category, revenue from continuing operations increased 25.2% in fourth-quarter 2014. The revenue increase was driven by demand for our analytics services and solutions.
In the healthcare category, revenue in the fourth quarter grew 21.8%, with growth across all divisions, led by payment accuracy solutions.
In the specialized markets category, revenue declined 0.5% in fourth-quarter 2014. Growth in commercial weather and climate analytics and environmental health and safety solutions was offset by lower activity related to government customers.

Table 2B: Risk Assessment Revenues by Category
(in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2014	2013	Change	2014	2013	Change
Industry-standard insurance programs	$125,224	$119,157	5.1%	$495,065	$471,130	5.1%
Property-specific rating and underwriting information	39,709	37,192	6.8%	155,587	147,146	5.7%
Total Risk Assessment	$164,933	$156,349	5.5%	$650,652	$618,276	5.2%

Within the Risk Assessment segment, revenue grew 5.5% for the quarter. Revenue growth of 5.1% in industry-standard insurance programs was primarily due to the continued annual effect of growth in 2014 invoices effective from January 1.
Property-specific rating and underwriting information revenue increased 6.8% in the fourth quarter. Growth was a result of new sales with higher committed volumes.

Cost of Revenue
Cost of revenue from continuing operations increased 13.8% in fourth-quarter 2014 as compared with 2013 and 13.5% excluding recent acquisitions. The year-over-year increase relates primarily to additional investments in data and people, especially in Decision Analytics to support business growth and investments to drive future growth. For fourth-quarter 2014, cost of revenue from continuing operations increased 12.2% for Risk Assessment and increased 14.4% for Decision Analytics. Excluding recent acquisitions, cost of revenue from continuing operations for Decision Analytics increased 14.0% in fourth-quarter 2014.
For fiscal year 2014, cost of revenue from continuing operations increased 15.1%, and 15.0% excluding recent acquisitions. For fiscal year 2014, cost of revenue from continuing operations increased 7.0% for Risk Assessment and 18.8% for Decision Analytics. Excluding recent acquisitions, cost of revenue from continuing operations for Decision Analytics increased 18.7% in fiscal year 2014.
Cost of revenue in fourth-quarter 2014 and fiscal year 2014 included non-recurring $4.8 million severance charges related to reorganization in certain business units in Risk Assessment. Excluding these charges, cost of revenue growth in Risk Assessment was 4.5% in fiscal year 2014.

Selling, General, and Administrative
Selling, general, and administrative expense, or SG&A, from continuing operations decreased 1.3% in fourth-quarter 2014 and decreased 1.5% excluding recent acquisitions. The decrease in the fourth-quarter relates primarily to lower headcount in Decision Analytics. In fourth-quarter 2014, SG&A increased 0.8% for Risk Assessment. SG&A from continuing operations declined 2.3% for Decision Analytics in the fourth-quarter. Excluding recent acquisitions, SG&A from continuing operations for Decision Analytics decreased 2.5% in fourth-quarter 2014.
For fiscal year 2014, SG&A from continuing operations decreased 0.7% and 0.8% excluding recent acquisitions. SG&A from continuing operations decreased 4.6% for Risk Assessment and increased 1.3% for Decision Analytics for fiscal year 2014. Excluding recent acquisitions, SG&A from continuing operations for Decision Analytics increased 1.2% in fiscal year 2014.
SG&A in fourth-quarter and fiscal year 2014 included $1.7 million and $6.9 million, respectively, of professional services costs related to seeking regulatory clearance of the previously announced EVT transaction.

EBITDA

For fourth-quarter 2014, EBITDA from continuing operations grew 13.4% to $214.6 million, with an EBITDA margin, from continuing operations, of 46.2%. For fiscal year 2014, EBITDA from continuing operations grew 7.8% to $803.0 million, with an EBITDA margin, from continuing operations, of 46.0%.
Excluding professional services fees of $1.7 million in fourth-quarter 2014 and $6.9 million for full year 2014 as well as Risk Assessment reorganization costs of $4.8 million in fourth-quarter 2014, EBITDA margin from continuing operations was 47.6% in fourth-quarter and 46.6% for fiscal year 2014.

Table 3: Segment EBITDA from Continuing Operations
(in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2014	2013	Change	2014	2013	Change
Decision Analytics	$123,189	$100,188	23.0%	$434,210	$397,876	9.1%
EBITDA margin, from continuing operations	41.1%	38.5%		39.6%	40.7%
Risk Assessment	$91,393	$89,106	2.6%	$368,770	$346,931	6.3%
EBITDA margin, from continuing operations	55.4%	57.0%		56.7%	56.1%
Total EBITDA from continuing operations	$214,582	$189,294	13.4%	$802,980	$744,807	7.8%
Total EBITDA margin, from continuing operations	46.2%	45.4%		46.0%	46.7%

Decision Analytics EBITDA from continuing operations grew 23.0% in fourth-quarter 2014, and Risk Assessment EBITDA grew 2.6% versus the same period in the previous year. For fiscal year 2014, Decision Analytics EBITDA from continuing operations grew 9.1%, and Risk Assessment EBITDA grew 6.3%.
The fourth-quarter 2014 EBITDA margin, from continuing operations, for Decision Analytics increased to 41.1% from 38.5% in fourth-quarter 2013. The fiscal year 2014 EBITDA margin from continuing operations in Decision Analytics was 39.6%, versus 40.7% in fiscal year 2013.
The fourth-quarter 2014 EBITDA margin in Risk Assessment decreased to 55.4% from 57.0% in fourth-quarter 2013, but excluding the reorganization costs, EBITDA margin in Risk Assessment was 58.3% and 57.4% in fourth-quarter 2014 and fiscal year 2014, respectively. The fiscal year 2014 EBITDA margin in Risk Assessment was 56.7% versus 56.1% in fiscal year 2013. These decreases related to the reorganization costs discussed previously.

Net Income and Adjusted Net Income
Net income increased 11.6% in fourth-quarter 2014 and grew 14.8% for fiscal year 2014. Adjusted net income from continuing operations increased 13.5% for fourth-quarter 2014 and increased 6.4% for fiscal year 2014.

Net Cash Provided by Operating Activities and Capital Expenditures
For the twelve-month period ended December 31, 2014, free cash flow, defined as cash provided by operating activities less capital expenditures, adjusted for the sale of our mortgage services business, grew 3.4% compared with the prior-year period to $329.5 million and represented 41.0% of EBITDA from continuing operations in the twelve months of 2014.
For the twelve-month period ended December 31, 2014, net cash provided by operating activities was $489.5 million, a decrease of $17.5 million, or 3.4%, compared with the same period in 2013 due to shifts in timing of tax benefits previously discussed as well other timing items. Adjusted for the sale of our mortgage services business, cash provided by operations year-to-date through December 31, 2014 grew 3.1%.

Capital expenditures were $146.8 million in the twelve months ended December 31, 2014, an increase of $0.8 million over the same period in 2013. Capital expenditures were 8.4% of revenue for the twelve months ended December 31, 2014.

Share Repurchases and Financing Activities
The company continued to balance its internal investment and acquisition initiatives with share repurchases. In fourth-quarter 2014, the company executed a $500.0 million Accelerated Share Repurchase and also repurchased an additional $90.5 million in shares prior to the announcement of the ASR. The company repurchased a total of 7.8 million shares in the quarter, with additional shares under the ASR expected to be delivered to the company upon completion in 2015. For the shares purchased in the quarter, the average price paid was $62.54. At December 31, 2014, the company had $189.8 million remaining under its share repurchase authorization.

Conference Call
Verisk’s management team will host a live audio webcast on Wednesday, February 25, 2014, at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) to discuss the financial results and business highlights. All interested parties are invited to listen to the live event via webcast on the Verisk investor website at http://investor.verisk.com. The discussion is also available through dial-in number 1-877-755-3792 for U.S./Canada participants or 512-961-6560 for international participants.
A replay of the webcast will be available for 30 days on the Verisk investor website and also through the conference call number 1-855-859-2056 for U.S./Canada participants or 404-537-3406 for international participants using Conference ID #66765158.

About Verisk Analytics
Verisk Analytics (Nasdaq:VRSK) is a leading provider of information about risk to professionals in insurance, healthcare, financial services, government, and risk management. Using advanced technologies to collect and analyze billions of records, Verisk Analytics draws on vast industry expertise and unique proprietary data sets to provide predictive analytics and decision support solutions in fraud prevention, actuarial science, insurance coverages, fire protection, catastrophe and weather risk, data management, and many other fields. In the United States and around the world, Verisk Analytics helps customers protect people, property, and financial assets. For more information, visit www.verisk.com.
Forward-Looking Statements
This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “target,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.
Other factors that could materially affect actual results, levels of activity, performance, or achievements can be found in Verisk’s quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K filed with the Securities and Exchange Commission. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.
Notes Regarding the Use of Non-GAAP Financial Measures

The company has provided certain non-GAAP financial information as supplemental information regarding its operating results. These measures are not in accordance with, or an alternative for, U.S. GAAP and may be different from non-GAAP measures reported by other companies. The company believes that its presentation of non-GAAP measures, such as EBITDA, EBITDA margin, adjusted net income, and adjusted EPS, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the company’s management uses these measures for reviewing the financial results of the company and for budgeting and planning purposes.

Table 4 below sets forth a reconciliation of net income to EBITDA from continuing operations based on our historical results:
Table 4: EBITDA from Continuing Operations Reconciliation
(in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2014	2013	Change	2014	2013	Change
Net income	$97,370	$87,223	11.6%	$400,042	$348,380	14.8%
Depreciation and amortization of fixed and intangible assets	37,301	33,841	10.2%	142,376	129,931	9.6%
Interest expense	17,588	17,650	(0.4)%	69,984	76,136	(8.1)%
Provision for income taxes	60,383	51,428	17.4%	219,755	196,426	11.9%
less: Discontinued operations, net of tax	1,940	(848)	(328.8)%	(29,177)	(6,066)	381.0%
EBITDA from continuing operations	$214,582	$189,294	13.4%	$802,980	$744,807	7.8%

EBITDA is a financial measure that management uses to evaluate the performance of our segments. In all periods shown here and going forward, the company defines “EBITDA” as net income before interest expense, income taxes, and depreciation and amortization of fixed and intangible assets.
Although EBITDA is frequently used by securities analysts, lenders, and others in their evaluation of companies, EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our statement of cash flow reported under U.S. GAAP. Management uses EBITDA in conjunction with traditional U.S. GAAP operating performance measures as part of its overall assessment of company performance. Some of these limitations are as follows:

•	EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments.

•	EBITDA does not reflect changes in, or cash requirement for, our working capital needs.

•
Although depreciation and amortization are noncash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

•	Other companies in our industry may calculate EBITDA differently than we do, limiting the usefulness of their calculations as comparative measures.
Table 5, below, sets forth a reconciliation of net income from continuing operations to adjusted net income from continuing operations and adjusted EPS from continuing operations:

Table 5: Net Income and Adjusted Net Income from Continuing Operations
(in thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2014	2013	Change	2014	2013	Change
Net Income	$97,370	$87,223	11.6%	$400,042	$348,380	14.8%
plus: Amortization of intangibles	14,250	14,370		56,870	63,741
less: Income tax effect on amortization of intangibles	(5,415)	(5,461)		(21,611)	(24,222)
less: Discontinued operations, net of tax	1,940	(848)		(29,177)	(6,066)
Adjusted net income from continuing operations	$108,145	$95,284	13.5%	$406,124	$381,833	6.4%

Basic adjusted EPS from continuing operations	$0.66	$0.57	15.8%	$2.45	$2.27	7.9%
Diluted adjusted EPS from continuing operations	$0.65	$0.55	18.2%	$2.40	$2.21	8.6%

Weighted average shares outstanding (in millions)
Basic	163.8	167.9		165.8	168.0
Diluted	167.1	171.7		169.1	172.3

Contact:

Investor Relations
Eva Huston
Senior Vice President, Treasurer, and Chief Knowledge Officer
Verisk Analytics, Inc.
201-469-2142
eva.huston@verisk.com

David Cohen
Director, Investor Relations and Business Analytics
Verisk Analytics, Inc.
201-469-2174
david.e.cohen@verisk.com

Media
Rich Tauberman
MWW Group (for Verisk Analytics)
202-600-4546
rtauberman@mww.com
Attached Financial Statements
Please refer to the full Form 10-K filing for the complete financial statements and related notes.

VERISK ANALYTICS, INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2014 and 2013

	2014	2013
	(In thousands, except for share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$39,359	$165,801
Available-for-sale securities	3,801	3,911
Accounts receivable, net	220,668	158,547
Prepaid expenses	31,496	25,657
Deferred income taxes, net	4,772	5,077
Income taxes receivable	65,512	67,346
Other current assets	18,875	34,681
Current assets held-for-sale	—	13,825
Total current assets	384,483	474,845
Noncurrent assets:
Fixed assets, net	302,273	233,373
Intangible assets, net	406,476	447,618
Goodwill	1,207,146	1,181,681
Pension assets	18,589	60,955
Other assets	26,363	20,034
Noncurrent assets held-for-sale	—	85,945
Total assets	$2,345,330	$2,504,451
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$180,726	$188,264
Short-term debt and current portion of long-term debt	336,058	4,448
Pension and postretirement benefits, current	1,894	2,437
Fees received in advance	252,592	226,581
Current liabilities held-for-sale	—	9,449
Total current liabilities	771,270	431,179
Noncurrent liabilities:
Long-term debt	1,100,874	1,271,439
Pension benefits	13,805	13,007
Postretirement benefits	2,410	2,061
Deferred income taxes, net	202,540	198,604
Other liabilities	43,388	36,043
Noncurrent liabilities held-for-sale	—	4,529
Total liabilities	2,134,287	1,956,862
Commitments and contingencies
Stockholders’ equity:
Verisk Class A common stock, $.001 par value; 1,200,000,000 shares authorized; 544,003,038 shares issued and 157,913,227 and 167,457,927 shares outstanding, respectively	137	137
Unearned KSOP contributions	(161)	(306)
Additional paid-in capital	1,171,196	1,202,106
Treasury stock, at cost, 386,089,811 and 376,545,111 shares, respectively	(2,533,764)	(1,864,967)
Retained earnings	1,654,149	1,254,107
Accumulated other comprehensive losses	(80,514)	(43,488)
Total stockholders’ equity	211,043	547,589
Total liabilities and stockholders’ equity	$2,345,330	$2,504,451

VERISK ANALYTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Twelve Months Ended December 31, 2014 and 2013

(In thousands, except for share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Revenues	$464,864	$416,723	$1,746,726	$1,595,703
Expenses:
Cost of revenues (exclusive of items shown separately below)	193,582	170,156	716,598	622,523
Selling, general and administrative	56,934	57,679	227,306	228,982
Depreciation and amortization of fixed assets	23,051	19,471	85,506	66,190
Amortization of intangible assets	14,250	14,370	56,870	63,741
Total expenses	287,817	261,676	1,086,280	981,436
Operating income	177,047	155,047	660,446	614,267
Other income (expense):
Investment income and others	234	406	158	609
Interest expense	(17,588)	(17,650)	(69,984)	(76,136)
Total other expense, net	(17,354)	(17,244)	(69,826)	(75,527)
Income before income taxes	159,693	137,803	590,620	538,740
Provision for income taxes	(60,383)	(51,428)	(219,755)	(196,426)
Income from continuing operations	99,310	86,375	370,865	342,314
(Loss) income from discontinued operations, net of tax of $1,940 and $665, and $25,305 and $4,753 respectively	(1,940)	848	29,177	6,066
Net income	$97,370	$87,223	$400,042	$348,380
Basic net income per share:
Income from continuing operations	$0.60	$0.51	$2.24	$2.04
Income from discontinued operations	(0.01)	0.01	0.17	0.03
Basic net income per share	$0.59	$0.52	$2.41	$2.07
Diluted net income per share:
Income from continuing operations	$0.59	$0.50	$2.20	$1.99
Income from discontinued operations	(0.01)	0.01	0.17	0.03
Diluted net income per share	$0.58	$0.51	$2.37	$2.02
Weighted average shares outstanding:
Basic	163,782,061	167,855,888	165,823,803	168,031,412
Diluted	167,082,091	171,722,557	169,132,423	172,276,360

VERISK ANALYTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2014 and 2013

	2014	2013
	(In thousands)
Cash flows from operating activities:
Net income	$400,042	$348,380
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	86,501	70,279
Amortization of intangible assets	56,982	64,299
Amortization of debt issuance costs and original issue discount	2,638	2,713
Allowance for doubtful accounts	1,814	2,482
KSOP compensation expense	15,351	14,930
Stock based compensation	20,253	21,087
Gain on sale of subsidiary	(65,410)	—
Realized (gain) loss on securities, net	(257)	92
Deferred income taxes	24,491	44,140
Loss on disposal of fixed assets	1,048	628
Excess tax benefits from exercised stock options	(22,566)	(109,946)
Other operating activities, net	—	448
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(54,515)	2,106
Prepaid expenses and other assets	(9,625)	(2,386)
Income taxes	13,760	39,661
Accounts payable and accrued liabilities	12,675	34,022
Fees received in advance	22,114	26,970
Pension and postretirement benefits	(14,802)	(11,392)
Other liabilities	(1,042)	(41,593)
Net cash provided by operating activities	489,452	506,920
Cash flows from investing activities:
Acquisitions, net of cash acquired of $304 and $0, respectively	(35,192)	(983)
Purchase of non-controlling interest in non-public companies	(5,000)	—
Proceeds from sale of subsidiary	151,170	—
Proceeds from release of acquisition related escrows	—	280
Capital expenditures	(146,818)	(145,976)
Purchases of available-for-sale securities	(203)	(5,870)
Proceeds from sales and maturities of available-for-sale securities	513	7,484
Other investing activities, net	—	(561)
Net cash used in investing activities	(35,530)	(145,626)
Cash flows from financing activities:
Repayments of current portion of long-term debt	—	(180,000)
Proceeds (repayments) from short-term debt, net	160,000	(10,000)
Payment of debt issuance costs	(465)	(605)

Repurchases of Class A common stock	(778,484)	(277,411)
Net share settlement of taxes from restricted stock awards	(1,625)	—
Excess tax benefits from exercised stock options	22,566	109,946
Proceeds from stock options exercised	24,648	80,368
Other financing activities, net	(5,718)	(6,770)
Net cash (used in) provided by financing activities	(579,078)	(284,472)
Effect of exchange rate changes	(1,286)	(840)
(Decrease) increase in cash and cash equivalents	(126,442)	75,982
Cash and cash equivalents, beginning of period	165,801	89,819
Cash and cash equivalents, end of period	$39,359	$165,801
Supplemental disclosures:
Taxes paid	$205,498	$126,846
Interest paid	$67,231	$75,084
Non-cash investing and financing activities:
Repurchases of Class A common stock included in accounts payable and accrued liabilities	$—	$3,038
Deferred tax liability established on the date of acquisitions	$2,654	$1,187
Tenant improvement allowance	$9,134	$—
Capital lease obligations	$6,044	$10,512
Capital expenditures included in accounts payable and accrued liabilities	$76	$5,960